Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 33-4959 on Form N-1A of our report dated December 21, 2020, relating to the financial statements and financial highlights of Alger Mid Cap Focus Fund, a series of The Alger Funds (the “Trust”), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2020, and to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 26, 2021